EXHIBIT 99.1

Press Release

Sun American Bancorp to Acquire Beach Bank

Wednesday May 17, 4:00 pm ET

MIAMI--(BUSINESS WIRE)--May 17, 2006--Sun American Bancorp (AMEX:SBK - News), the bank holding company for Sun American Bank, today announced that it has signed a definitive purchase agreement with Beach Bank to acquire substantially all of the assets. Beach Bank is a privately held commercial bank with $120 million in assets. Under the terms of the agreement, Sun American Bancorp will purchase the assets of Beach Bank, which operates two branches in Miami County, of which the main branch is located in Miami Beach and the other in the Pinecrest area of South Miami.

Michael Golden, Chairman and CEO of Sun American Bancorp, stated "Beach Bank has operated with a mission similar to Sun American's -- we are both local financial institutions and community leaders, serving business and retail financial needs with local decision-making. We welcome Beach Bank's customers, both individuals and businesses alike, to the Sun American family."

Golden added "The combination of these two institutions represents a natural extension of the Sun American franchise, from Martin to South Miami. The combination will give us a tremendous business and commercial banking presence in the growing Southeastern Florida markets. We have had success in Miami, Broward and Palm Beach Counties, and look forward to extending our community-oriented brand of banking further south."

Sun American Bancorp expects that the acquisition will be completed in the fourth quarter of 2006 and will be accretive to its earnings per share in 2007.

Jose Valdes-Fauli, President and Chief Executive Officer of Beach Bank, said: "We believe that this transaction is an excellent opportunity for our shareholders, customers, employees and entire community. We view Sun American Bancorp as one of the premier banking organizations in this region. All customers will benefit from the expanded network of eight Sun American Bank offices, and they will have access to a greater selection of products and services. Our collective commitments to maximizing shareholder value, as well as preserving a community bank atmosphere with its high quality of service, will be enhanced by this acquisition."

The acquisition is subject to certain conditions, including the approval of the shareholders of Beach Bank, the receipt of regulatory approvals, and the registration of the shares to be issued in the acquisition with the Securities and Exchange Commission. The acquisition is expected to be completed in the fourth quarter of 2006.

About Sun American Bancorp

Based in Miami, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Formerly Pan America Bank, it operates eight offices in Miami, Broward and Palm Beach Counties in Southeast Florida. For additional information, please visit out website at www.sunamericanbank.com.

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year-ended December 31, 2005, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

Contact:

Sun American Bancorp

Michael Golden, CEO

Robert Nichols, CFO

561-826-0464